Exhibit 99.1

Advanced Switching Communications Reports Stockholder Approval of
The Plan of Complete Liquidation and Dissolution

VIENNA, VA-- April 12, 2002--Advanced Switching Communications, Inc. (Nasdaq: ASCX) announced today that its stockholders authorized and approved the Company's plan of liquidation at a special meeting of stockholders held on April 9, 2002.

The Company intends to file a certificate of dissolution on or about May 10, 2002 with the Delaware Secretary of State pursuant to the plan of liquidation. Upon filing the certificate of dissolution, the Company will request that the Nasdaq Stock Market delist the Company's common stock and will petition the Securities and Exchange Commission for relief from its obligation to file periodic and other reports under the Securities Exchange Act of 1934. The Company will also close its stock transfer books and discontinue recording transfers of common stock at the close of business on the day the certificate of dissolution is filed. Thereafter, certificates representing the common stock will not be assignable or transferable on the Company's stock transfer books except by will, intestate succession or operation of law.

Pursuant to Delaware law, the Company will continue to exist for three years after the dissolution becomes effective or for such longer period as the Delaware Court of Chancery shall direct, for the purpose of prosecuting and defending suits, settling and closing its business, disposing of any property, discharging its liabilities and distributing to its stockholders any remaining assets, but not for the purpose of continuing business. In accordance with the plan of liquidation, the Company will make distributions of remaining assets, if any, only to stockholders of record at the close of business on the day the certificate of dissolution is filed.

The Company is currently unable to predict the precise nature, amount and timing of any liquidating distributions, due in part to its inability to predict the net value of its non-cash assets and the ultimate amount of its liabilities, many of which have not been settled. In addition, the Company is currently unable to predict the precise timing of any liquidating distributions pursuant to the plan of liquidation. The timing of any distributions will be determined by the Company's Board of Directors and will depend in part upon its ability to convert its remaining assets into cash and pay and settle its significant remaining liabilities and obligations, including contingent claims.

Except for any historical information, the matters discussed in this press release contain forward-looking statements that reflect the Company's current views regarding future events. These forward-looking statements are subject to risks and uncertainties that could cause actual results to differ, possibly materially, from those projected in the forward-looking statements. Some, but not all, of these risks and uncertainties are discussed in detail in the company's filings with the Securities and Exchange Commission, particularly the "Risk Factors" section of our 10-K filed on March 19, 2002.